UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                February 3, 2006
                        (Date of earliest event reported)


                         PETROSEARCH ENERGY CORPORATION
                         ------------------------------
        (Exact name of small Business Issuer as specified in its charter)


                NEVADA                                  20-2033200
                ------
   (State or other jurisdiction of           (IRS Employer Identification No.)
   incorporation or organization)
                                                           1311
                                                           ----
                                               (Primary Standard Industrial
                                                   Classification Code)
     675 BERING DRIVE, SUITE 200
           HOUSTON, TEXAS                                  77057
           --------------                                  -----
(Address of principle executive offices)                 (Zip Code)


                                 (713) 961-9337
                                 --------------
                 Issuer's telephone number, including area code

ITEM  1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 24, 2006, Petrosearch Energy Corporation (the "Company") entered into a Program Agreement (the "Program Agreement") with Harding Company ("Harding") under which the Company will participate with Harding and other oil and gas companies in the development through an Area of Mutual Interest Agreement (the "AMI") of Barnett Oil Shale lands in five (5) North Texas counties representing approximately 1.6 million acres (the "Project"). The Company did not become obligated to be bound by the Program Agreement until February 3, 2006, when it funded an initial $2,000,000. The Company's commitment for leases, seismic and drilling activities in the first phase of the Project is $20,000,000 of the total $81,000,000 of the first phase costs for all working interest owners in the project. Approximately 3,000 acres have been acquired to date and offers are pending on another 25,000 acres. Estimated total acreage for the first phase of the project is 20,000+ acres which would support approximately 130 drilling sites. During the first phase of drilling, 22 of these locations are expected to be drilled. Working interest owners have committed to provide up to nine drilling rigs over a staggered schedule starting in mid February 2006.

As operator of the leases, Harding shall budget and allocate the funds invested by the Company for both leasing activities and drilling operations in such a manner to drill a sufficient number of wells to achieve 10,000 Mcf per day within 90 days and 30,000 Mcf per day within 180 days of connecting to a major oil company evacuation facility which is dedicated exclusively to the evacuation of the project's natural gas production to a third party common carrier pipeline. These minimum production rate requirements are imposed in part by a separate agreement between Harding and the major oil company who is currently the owner and operator of the project evacuation facility and is a significant working interest owner. These evacuation facilities are dedicated exclusively to this project. The evacuation facility is scheduled to be capable of delivering 30,000 Mcf per day by May 1, 2006 and can be upgraded to deliver up to 300,000 Mcf per day from the AMI Project area.

The Company's cost-bearing percentage for purposes of leasing activities, seismic and geologic costs and drilling and completion costs (until the Company's commitment cap of $20,000,000 is fully expended) will be 24.595%. The Company shall be entitled to a 17.813% working interest in each such lease acquired and the Company's revenue sharing percentage and operating cost-bearing percentage shall likewise be 17.813% until such time as the Company recoups its $20,000,000 commitment from production ("Payout"). After "Payout, the Company's working interest and cost-bearing percentage will be 10%.

If a lease is sold outside of the program prior to Payout, the sales proceeds shall be shared in proportion to the relative contribution of each party to the funding of the acquisition costs for that lease. If the Company invests more than $5,000,000, but less than the $20,000,000 commitment due to lack of funds, the cost-bearing and revenue-sharing interests of the Company stipulated in the Program Agreement and set forth above shall be proportionately reduced to the amount invested in relation to $20,000,000. If for any reason the Company investment is less than $5,000,000, then the percentage of the Company's interest before Payout will be proportionally reduced as set forth above and the percentage of the Company's interest after Payout will be 1% for each $2,400,000 invested (as compared to 1% for each $2,000,000 invested had the Company invested more than $5,000,000).

The parties will conduct operations pursuant to a separate Model Form Operating Agreement consistent with the terms of the Program Agreement which names Harding as the operator of the project. The Program Agreement provides that if Harding undergoes a change of control or ceases to be operator of the program area, the Company shall have the right to terminate the Program Agreement (and related operating agreement) and to cause Harding to purchase its interests in the program leases and/or existing wells at a price for the leases equal to the costs actually expended by the Company and for the wells equal to the costs actually expended by the Company less the revenues actually received by the Company.

Pursuant to the terms of the Program Agreement, the Company has preferential purchase rights in the event Harding proposes to sell its interest in the lease to a third party subject to any existing rights of third parties. The Program Agreement also provides that the Company may participate on a proportional basis in any sale of Program assets to third parties.


A  copy  of  the press release related to this transaction is attached hereto as
Exhibit  99.1

ITEM  9.01     FINANCIAL STATEMENTS AND EXHIBITS
------------------------------------------------

     (c)       Exhibits

Number         Description
------         -----------

99.1           Press  release  dated  February  3,  2006


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        PETROSEARCH ENERGY CORPORATION
Date:  February  3,  2006
                                        By:  /s/  Richard  D.  Dole
                                        ----------------------------------------
                                        Richard D. Dole
                                        Chief Executive Officer and President